Exhibit 2

RHINEBECK BANK

RHINEBECK BANCORP, MHC

PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE

Exhibits

Exhibit A	Articles of Incorporation and Bylaws of the Holding Company

1.	Introduction

The Bank reorganized into the mutual holding company structure in 2004 pursuant to the regulations of the Department, the Federal Reserve, and the FDIC (the “2004 Reorganization”). As part of the 2004 Reorganization, the Bank organized the MHC, which currently owns 100% of the common stock of the Bank. The Board of Directors of the Bank and the Board of Trustees of the MHC have determined that the Bank needs to continue to grow to remain competitive and support new services, larger loan relationships, improvements in technology and regulatory compliance costs, and that the Bank requires additional capital to fund such growth. Accordingly, the primary purpose of this Plan of Reorganization and Minority Stock Issuance is to increase the capital of the Bank. This Plan provides for the reorganization of the MHC and the Bank into a “two-tier” mutual holding company structure by forming the Holding Company as the stock holding company subsidiary of the MHC and sole stockholder of the Bank. Formation of the Holding Company as a mid-tier holding company subsidiary of the MHC will facilitate the sale of Common Stock and provide the Bank and Holding Company with the operating flexibility necessary to compete with other financial services holding companies. The Holding Company will be established as a Maryland-chartered corporation and will be a majority-owned subsidiary of the MHC so long as the MHC remains in existence. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.0% of its Common Stock in the Stock Offering, which will be made on a priority basis to Depositors and the Tax-Qualified Employee Plans, with any remaining shares offered for sale to the public in a Community Offering, a Syndicated Community Offering, or a Firm Commitment Offering, or a combination thereof. The Reorganization and the Stock Offering will be conducted in accordance with applicable New York laws and regulations of the Department, regulations of the Federal Reserve, the Securities Act and the regulations of the SEC thereunder, and other applicable regulatory requirements.

The Holding Company will not offer all its Common Stock for sale to Depositors and the public in the Stock Offering. However, the Holding Company will have flexibility to raise additional capital as needed and as market conditions permit, since a majority of the Holding Company’s common stock (the common stock held by the MHC) will remain available for sale in the future. Formation of the Holding Company as a subsidiary of the MHC will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Although the Reorganization and Stock Offering will create the Holding Company, the MHC will remain the Holding Company’s majority stockholder and, therefore, the mutual holding company structure will preserve the Bank’s mutual form of ownership and its ability to remain an independent community bank.

In furtherance of the Bank’s commitment to its community, this Plan provides for a contribution of Common Stock and/or cash, subject to regulatory limitations, to the Foundation. The funding of the Foundation is intended to enhance the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term.

This Plan has been approved by the Board of Directors of the Bank and Board of Trustees of the MHC. This Plan also must be approved by Voting Depositors at a Special Meeting of Depositors to be called for that purpose. Contribution of Holding Company Common Stock to the Foundation in connection with the Stock Offering also must be approved by a separate vote of Voting Depositors at the Special Meeting. Each Voting Depositor will be entitled to cast one vote for each $100 of deposits in the Bank on the Voting Record Date. No Voting Depositor may cast more than 1,000 votes at the Special Meeting. The Department must approve this Plan and the transactions contemplated hereby before it is presented to Voting Depositors for their approval. In addition, the Holding Company will make any and all filings in a timely manner with the Federal Reserve and the SEC to obtain any requisite regulatory approvals or non-objections to complete the Reorganization.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

Account Holder: Any Person holding a Deposit Account at the Bank.

Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) will also be deemed to be Acting in Concert with any Person or company who is also Acting in Concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be Acting in Concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a Person is Acting in Concert with another Person shall be made solely by the Board of Directors of the Holding Company or Officers delegated by such Board of Directors and may be based on any evidence upon which such Board or such delegate chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company and the Bank, and trustees of the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any of the boards of such entitities.

Affiliate: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, except that for the purposes of this Plan relating to subscriptions in the Stock Offering and the sale of Common Stock following the Reorganization, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Plan or any Tax-Qualified Employee Plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by Officers, Trustees and Directors, the term “Associate” does not include any Tax-Qualified Employee Plan; and (iii) any Person who is related by blood or marriage to such Person and who (A) lives in the same home as such Person or (B) is a director or Officer of the Bank, the Holding Company, the MHC or a subsidiary of the Bank, the Holding Company or the MHC.

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BHCA: The Bank Holding Company Act of 1956, as amended.

Bank: Rhinebeck Bank, a New York-chartered stock savings bank.

Bank Regulators: The Department, the Federal Reserve and other bank regulatory agencies responsible for reviewing and approving the Reorganization and Stock Offering, including all steps necessary to complete the Reorganization and Stock Offering.

Capital Stock: Any and all authorized capital stock of the Bank or the Holding Company.

Common Stock: The common stock issuable by the Holding Company in connection with the Stock Offering, including securities convertible into Common Stock, pursuant to its articles of incorporation.

Community: Columbia, Duchess, Orange, and Ulster Counties in New York.

Community Offering: The offering to certain members of the general public of any shares of Common Stock unsubscribed for in the Subscription Offering. The Community Offering may occur concurrently with the Subscription Offering and/or any Syndicated Community Offering.

Control: (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in Section 143-b of the New York Banking Law.

Conversion Transaction: The conversion of the MHC from the mutual to stock form of organization, as described more specifically in Section 7 of this Plan.

Department: The New York State Department of Financial Services.

Deposit Account(s): Any withdrawable account, including, without limitation, savings, time, demand, NOW account, money market, certificate and passbook accounts.

Depositor: Any Person that has a Deposit Account with the Bank.

Effective Date: The date on which, after all necessary approvals to complete the Reorganization and the Stock Offering will have been obtained, the Reorganization and the Stock Offering is completed.

Eligible Account Holder: Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights.

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Eligibility Record Date: December 31, 2016, the date for determining the Depositors that qualify as Eligible Account Holders.

Employee Plans: The Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank and/or the Company.

ESOP: The Bank’s employee stock ownership plan.

Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company, as determined by the Independent Appraiser before the commencement of the Subscription Offering and as it may be amended from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Federal Reserve: The Board of Governors of the Federal Reserve System.

FDIC: The Federal Deposit Insurance Corporation.

Firm Commitment Offering: The offering, at the sole discretion of the Holding Company, of shares of Common Stock not subscribed for in the Subscription Offering and any Community Offering or Syndicated Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Offering may occur following the Subscription Offering and any Community Offering or Syndicated Community Offering.

Foundation: Rhinebeck Bank Community Foundation, a new charitable foundation intended to qualify as an exempt organization under Code Section 501(c)(3) that will receive Common Stock and/or cash in connection with the Stock Offering.

Foundation Shares: Shares of the Common Stock issued to the Foundation in connection with the Stock Offering.

Holding Company: The Maryland-chartered corporation that will be majority-owned by the MHC upon completion of the Reorganization and Stock Offering, and will own all the outstanding common stock of the Bank.

Holding Company Application: The Holding Company Application, on such form as may be prescribed by the Federal Reserve, which will be filed with the Federal Reserve in connection with the Reorganization.

Independent Appraiser: The independent appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

Liquidation Account: The liquidation account that was established in the MHC as part of the 2004 Reorganization.

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Management Person: Any Officer or director of the Bank or the Holding Company, or any Officer or trustee of the MHC, or any Affiliate of the Bank, the Holding Company or MHC, and any Person Acting in Concert with any such Officer, director or trustee.

Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

MHC: Rhinebeck Bancorp, MHC, the mutual holding company of the Bank that was formed in 2004. MHC will become the mutual holding company of the Holding Company and the Bank upon completion of the Reorganization.

Minority Ownership Interest: The shares of Common Stock owned by Persons, other than the MHC, expressed as a percentage of the total shares of Common Stock outstanding.

Minority Stock Offering: One or more offering(s) of Common Stock to Persons other than the MHC, provided that upon completion of each Minority Stock Offering, no more than 49.0% of the outstanding Common Stock, in the aggregate, is owned by Persons other than the MHC.

Minority Stockholder: An owner of the Common Stock of the Holding Company, other than the MHC.

Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range, which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to no more than 49.0% of the outstanding Common Stock.

Officer: An executive officer of the MHC, the Holding Company or the Bank, including the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar policy making functions.

Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Common Stock in the Subscription and Community Offerings.

Person: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, or a government or political subdivision of a government.

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Plan: This Plan of Reorganization and Minority Stock Issuance.

Qualifying Deposit: The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $100, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $100.

Regulations: The rules and regulations of the Bank Regulators, including the Department’s rules and regulations regarding mutual holding companies and any applicable rules and regulations of the Federal Reserve.

Reorganization: The reorganization of the Bank and the MHC into the “two-tier” mutual holding company structure pursuant to this Plan by establishing the Holding Company (i) as a subsidiary of the MHC, and (ii) as a bank holding company and sole stockholder of the Bank.

Resident: The terms “resident,” “residence,” “reside,” “resided” or “residing,” when used in this Plan with respect to any Person, means any Person who occupies a dwelling within the Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that the nature of such presence within the Community is something other than merely transitory. If a Person is a corporation or other business entity, the principal place of business or headquarters must be in the Community. If the Person is a personal benefit plan, the circumstances of the beneficiary will apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee will be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to determine whether a Person is a Resident. In all cases, however, such a determination will be in the sole discretion of the Bank.

SEC: The United States Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended.

Special Meeting: The Special Meeting of Depositors called to vote on this Plan.

Stock Offering: The offering of Common Stock for sale to Persons, other than the MHC, pursuant to this Plan in the Subscription Offering and, to the extent shares remain available for sale, in the Community Offering, the Syndicated Community Offering and/or the Firm Commitment Offering, as the case may be.

Subscription Offering: The offering of Common Stock for subscription and purchase pursuant to Section 11 of this Plan.

Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

Superintendent: The Superintendent of the New York State Department of Financial Services.

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Supplemental Eligible Account Holder: A Person holding a Qualifying Deposit as of the close of business on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer, director or trustee of the Bank or MHC, respectively.

Supplemental Eligibility Record Date: The date for determining the Depositors that qualify as Supplemental Eligible Account Holders. The Supplemental Eligibility Record Date will be the last day of the calendar quarter preceding the Department’s approval of the Reorganization.

Syndicated Community Offering: The offering of Common Stock through a syndicate of broker-dealers, which may occur either following or contemporaneously with the Community Offering.

Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term “Non-Tax-Qualified Employee Plan” means any stock benefit plan that is not so qualified under Section 401 of the Internal Revenue Code.

Voting Depositor: A Depositor as of the close of business on the Voting Record Date. Only Voting Depositors are entitled to vote at the Special Meeting.

Voting Record Date: The date established by the Bank for determining the Depositors entitled to vote on the Plan.

Voting Stock:

(1)	Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

(i)	To vote for or to select directors of the Bank or the Holding Company; and

(ii)	To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

(2)	Notwithstanding anything in paragraph (1) above, preferred stock is not “Voting Stock” if:

(i)	Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears;

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(ii)	The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with Control over the issuer; and

(iii)	The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

(3)	Notwithstanding anything in paragraphs (1) and (2) above, “Voting Stock” will be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration will be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock will not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.	The Reorganization

A.	Organization of the Holding Company

As part of the Reorganization, the MHC will establish the Holding Company as a subsidiary corporation, which will own all of the outstanding common stock of the Bank. The organization certificates and bylaws of the MHC and the Bank will be unaffected by the Reorganization and Stock Offering. The members of the Board of Directors of the Bank and, except as otherwise provided in subsection 3.D. of the Plan, the members of the Board of Trustees of the MHC also will be unaffected by the Reorganization. The Reorganization will be effected as follows or in any other manner approved by the Bank Regulators that is consistent with the purposes of this Plan and applicable laws and regulations:

(i)	the MHC will organize the Holding Company as a wholly owned subsidiary whereupon the MHC will initially own 100% of the Common Stock; and

(ii)	the MHC will contribute the common stock of the Bank to the Holding Company, whereupon the Holding Company will own 100% of the common stock of the Bank;

Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49.0% of the pro forma market value of the Holding Company and the Bank.

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B.	Effect on Deposit Accounts and Borrowings

Each Deposit Account in the Bank on the Effective Date will remain a Deposit Account in the Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as the Deposit Account existed in the Bank immediately before the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank will retain the same status with the Bank after the Reorganization as they had with the Bank immediately before the Reorganization.

C.	The Holding Company

The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies and mutual holding companies under applicable law and regulations. The initial members of the Board of Directors of the Holding Company will be the members of the Board of Directors of the Bank serving immediately before the consummation of the Reorganization. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the proposed articles of incorporation and bylaws of the Holding Company is attached as Exhibit A and are made part of this Plan.

The Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least 51% of the Voting Stock of the Holding Company. The Holding Company will be authorized to undertake one or more Minority Stock Offerings, provided that upon completion of each Minority Stock Offering, no more than 49.0% of the outstanding Common Stock, in the aggregate, is owned by Persons other than the MHC. The Holding Company intends to offer for sale up to 49.0% of its Common Stock in the Stock Offering.

D.	The MHC

As a mutual corporation, the MHC has no stockholders. The trustees of the MHC will continue to have exclusive voting authority as to all matters relating to the MHC other than any conversion of the MHC to stock form. The rights and powers of the MHC, including any rights of Depositors exercisable through the MHC, are defined by the MHC’s organization certificate and bylaws and by the statutory and regulatory provisions applicable to bank holding companies and mutual holding companies.

The New York Banking Law requires that the Board of Directors of a subsidiary savings bank of a mutual holding company include at least one director who is not an officer, employee or trustee of the mutual holding company or an officer or employee of the stock subsidiary bank, who will represent the interests of minority stockholders of the subsidiary bank. Accordingly, the Boards of Directors of the Bank and the Holding Company will consist of at least one person who is not a member of the Board of Trustees of the MHC.

4.	Conditions to Implementation of the Reorganization and Stock Offering

Completion of the Reorganization and Stock Offering is subject to the following conditions:

A.	Approval of the Plan by a majority of the (i) Board of Trustees of the MHC and (ii) Board of Directors of the Bank.

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B.	The filing of an application, including the Plan, with the Superintendent, and written approval of the Plan by the Superintendent.

C.	The filing of a Holding Company Application with the Federal Reserve pursuant to the BHCA for the Holding Company to become a bank holding company by acquiring 100% of the common stock of the Bank, and the approval of such Holding Company Application by the Federal Reserve.

D.	The filing of the Plan with the Federal Reserve, and the approval of or non-objection to the Plan by the Federal Reserve.

E.	Submission of the Plan to the Depositors for approval pursuant to a proxy statement and form of proxy cleared in advance by the Bank Regulators, and such Plan is approved by 75% of the votes cast by Voting Depositors represented at the Special Meeting either in person or by valid proxy and entitled to vote at the Special Meeting.

F.	Receipt by the Bank of an opinion of the Bank’s counsel as to the federal income tax consequences of the Reorganization to the MHC, the Holding Company and the Bank.

G.	Receipt by the Bank of an opinion of the Bank’s counsel or independent public accountant as to the New York income tax consequences of the Reorganization to the MHC, the Holding Company and the Bank.

5.	Special Meeting of Depositors

After the approval of the Plan by the Bank Regulators, the Bank will schedule the Special Meeting. Promptly after receipt of regulatory approval of the Plan and at least 20 days, but not more than 45 days, before the Special Meeting, the Bank or the MHC will distribute proxy solicitation materials to all Voting Depositors. The proxy solicitation materials will include a proxy statement and other documents authorized for use by the Bank Regulators. The Bank will make available a copy of the Plan to Voting Depositors upon request. The affirmative vote of at least 75% of the votes cast by the Voting Depositors represented at the Special Meeting either in person or by valid proxy and entitled vote is required for approval of the Plan. Voting may be in person or by proxy. Proxy voting may be via telephone and/or Internet. Each Voting Depositor will be entitled to cast one vote for each $100 of deposits in the Bank on the Voting Record Date. No Voting Depositor may cast more than 1,000 votes at the Special Meeting. The Bank will notify the Bank Regulators promptly of the actions of the Voting Depositors and will certify to the Superintendent the result of the vote taken at the Special Meeting.

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6.	Liquidation Account and Liquidation Rights

As part of the 2004 Reorganization, the MHC established a Liquidation Account, set forth in Article Ninth of the MHC’s Organization Certificate, equal to the entire net worth of the MHC at the time of the 2004 Reorganization for the benefit of Depositors. The Liquidation Account is not a fixed amount and can increase or decrease depending on changes in the net worth of the MHC. In the unlikely event of a complete liquidation of the MHC, the net worth of the MHC, after satisfaction of all claims of creditors, would be distributed pro rata among Depositors as of the date of liquidation. The designation of the MHC’s net worth as the Liquidation Account does not operate to restrict the MHC’s net worth account. No new liquidation account will be established in connection with the Reorganization and Stock Offering. In the event the MHC converts to stock form, the net worth of the MHC will no longer be designated as the Liquidation Account. Instead, the Bank shall at the time of the mutual-to-stock conversion establish a liquidation account that shall equal the MHC’s Liquidation Account as of its last periodic report of condition immediately preceding its conversion to a stock holding company. The liquidation account to be established by the Bank upon conversion of the MHC to stock form will comply the applicable provisions of the New York Banking Law and federal laws.

7.	Conversion of MHC to Stock Form

Following the completion of the Reorganization and Stock Offering, the MHC may elect to undertake a Conversion Transaction in accordance with applicable laws. The Board of Trustees of the MHC has no current intention to conduct a Conversion Transaction, and there can be no assurance when, if ever, a Conversion Transaction would occur.

In a Conversion Transaction, it is expected that the MHC would merge with and into the Holding Company with the Holding Company as the resulting entity, followed by the merger of the Holding Company with and into a new stock holding company, with the new stock holding company as the resulting entity. Depositors of the Bank would receive the right to subscribe for shares of common stock of the new stock holding company, which shares would represent the ownership interest of the MHC in the Holding Company immediately before the Conversion Transaction. The additional shares of common stock of the new stock holding company issued in a Conversion Transaction would be sold at their aggregate pro forma market value as determined by an independent appraisal.

Any Conversion Transaction must be fair and equitable to Minority Stockholders. In any Conversion Transaction, the Minority Stockholders will be entitled, without additional consideration, to maintain the same percentage ownership interest in the new stock holding company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately before the Conversion Transaction (i.e., the “Minority Ownership Interest”), subject to adjustment, if any, required by the Bank Regulators to reflect assets of the MHC or any dividends waived by the MHC.

At the sole discretion of the Boards of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders other than as set forth in this Plan. If a Conversion Transaction does not occur, the MHC will always own a majority of the Voting Stock of the Holding Company.

A Conversion Transaction would require the prior approval of the Department and the Federal Reserve, and would also require the approval of Depositors and the stockholders of the Holding Company, including the MHC. Federal regulations require that in any Conversion Transaction the Depositors will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

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8.	Timing of the Reorganization and Sale of Capital Stock

The Bank intends to consummate the Reorganization and Stock Offering as soon as feasible following the receipt of all approvals referred to in Section 4 of this Plan. Subject to the approval of the Bank Regulators, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Depositors. The Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock will be conditioned upon approval of the Plan by the Voting Depositors at the Special Meeting. Subject to Bank Regulator approval, the Bank’s proxy solicitation materials may permit certain Depositors to return to the Bank, by a reasonable date certain, a postage paid card or other written communication requesting receipt of the prospectus if the prospectus is not mailed concurrently with the proxy solicitation materials. The Stock Offering will be conducted in compliance with the Regulations and the securities offering regulations of the SEC.

9.	Number of Shares to be Offered

The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan will be determined initially by the Boards of Directors of the Bank and the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be issued and offered may be adjusted before the completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering may not exceed 49% of the issued and outstanding shares of Common Stock.

10.	Independent Valuation and Purchase Price of Shares

All shares of Common Stock sold in the Stock Offering will be sold at a uniform purchase price per share determined prior to the commencement of the Stock Offering. The purchase price per share and number of shares to be outstanding will be determined by the Board of Directors of the Holding Company based on the estimated consolidated pro forma market value of the Holding Company and the Bank as determined for such purposes by the Independent Appraiser. The aggregate purchase price for the Common Stock will be consistent with the pro forma market value of the Holding Company and the Bank.

The Holding Company intends to offer for sale and issue up to 49.0% of its Common Stock in the Stock Offering, and the Boards of Directors of the Bank and the Holding Company will fix the percentage of shares to be offered for sale prior to the commencement of the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Boards of Directors of the Bank and the Holding Company.

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Before the commencement of the Stock Offering, an Estimated Valuation Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors of the Holding Company at the time of the Stock Offering and consistent with applicable requirements set forth in the Regulations. In the event the aggregate purchase price of the Common Stock is below the minimum of the Estimated Value Range, or materially above the maximum of the Estimated Value Range, a resolicitation of subscribers may be required, provided that up to 15% increase above the maximum of the Estimated Value Range will be deemed not material and thus will not require a resolicitation. Any such resolicitation will be effected in such manner and within such time as the Bank and Holding Company establish, provided that all required regulatory approvals are obtained.

Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, before such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the Bank Regulators that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred that, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the Bank Regulators may permit.

The estimated market value of the Holding Company and the Bank will be determined by an Independent Appraiser based on such appropriate factors consistent with the applicable Regulations. The Common Stock to be issued in the Stock Offering will be fully paid and nonassessable.

If there is a Community Offering, Syndicated Community Offering or Firm Commitment Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering, Syndicated Community Offering or Firm Commitment Offering will be equal to the purchase price per share at which the Common Stock is sold to persons in the Subscription Offering. Shares sold in the Community Offering, Syndicated Community Offering or Firm Commitment Offering will be subject to the same limitations as shares sold in the Subscription Offering.

11.	Method of Offering Shares and Rights to Purchase Stock

In descending order of priority, the opportunity to purchase Common Stock in the Subscription Offering will be given to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; and (3) Supplemental Eligible Account Holders. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Bank and the Holding Company be offered for sale in the Community Offering, the Syndicated Community Offering or the Firm Commitment Offering. The minimum purchase by any Person will be 25 shares. The Holding Company will determine in its sole discretion whether each prospective purchaser is a Resident, Associate, or Acting in Concert as defined in the Plan, and will interpret all other provisions of the Plan in its sole discretion. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

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In addition to the priorities set forth below, the Board of Directors of the Bank may establish other priorities for the purchase of Common Stock, subject to the approval of the Bank Regulators. The priorities for the purchase of shares in the Stock Offering are as follows:

A.	Subscription Offering

Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 12; provided, that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering and contributed to the Foundation, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription Order Form all accounts in which he had an ownership interest as of the Eligibility Record Date. Officers and directors/trustees of the Bank and MHC, respectively, and their Associates, may qualify as Eligible Account Holders. However, if an officer or director/trustee of the Bank or MHC, or his or her Associate, receives subscription rights based on increased deposits at the Bank in the year before the Eligibility Record Date, subscription rights based upon these increased deposits are subordinate to the subscription rights of other Eligible Account Holders.

Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans will be given the opportunity to purchase, in the aggregate, up to 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth herein, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans after the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Range, up to 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering may be sold to the Tax-Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders.

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Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder will receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 12; provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering and contributed to the Foundation, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceeds the total shares offered in the Stock Offering, the subscriptions of Supplemental Eligible Account Holders will be allocated among subscribing Supplemental Eligible Account Holders to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess will be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated. Trustees and Officers do not qualify as Supplemental Eligible Account Holders.

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B.	Community Offering

Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in the Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering, if any, will be for a period of not more than 45 days, unless extended by the Holding Company and the Bank, and will begin concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use one or more investment banking firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm(s) for shares sold by such firm(s) in the Subscription and Community Offerings and may reimburse such firm(s) for expenses incurred in connection with the sale. No Person may purchase more than $150,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 12. If orders for shares of Common Stock in the Community Offering exceed the number of shares available for sale, then shares will be allocated (to the extent shares remain available) first, to cover orders of natural persons residing in the Community, and, then, to the extent any shares remain available, to cover orders of other members of the general public on a basis that will promote a widespread distribution of the Common Stock. If orders for shares of Common Stock in each of these categories exceed the number of shares available for sale within such category, then orders will first be filled up to a maximum of 2% of the shares sold in the Stock Offering, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

The Bank and the Holding Company, in their sole discretion, may reject orders, in whole or in part, received from any Person in the Community Offering.

C.	Syndicated Community Offering or Firm Commitment Offering

If feasible, any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company, subject to the right of the Holding Company, in its sole discretion, to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would begin as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering will be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person may purchase more than $150,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 12.

Alternatively, if feasible, the Boards of Directors of the Holding Company and the Bank may determine to offer any shares of Common Stock sold in the Subscription Offering and any Community Offering for sale in a Firm Commitment Offering subject to such terms, conditions and procedures as may be determined by the Bank and the Holding Company, subject to the right of the Holding Company, in its sole discretion, to accept or reject in whole or in part any orders in the Firm Commitment Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Offering at any time. Any Firm Commitment Offering will be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person may purchase more than $150,000 of Common Stock in the Firm Commitment Offering, subject to the overall purchase limitations set forth in Section 12.

If, for any reason, a Syndicated Community Offering or a Firm Commitment Offering for the shares of Common Stock not sold in the Subscription Offering or any Community Offering cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other arrangements will be subject to the receipt of any required approvals of the Bank Regulators.

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12.	Additional Limitations on Purchases of Common Stock

Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

A.	The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering may not exceed 49% of the Holding Company’s total outstanding Common Stock.

B.	The maximum purchase of Common Stock in the Subscription Offering by a Person or group of Persons through a single Deposit Account is $150,000. No Person by himself, with his or her Associates or group of Persons Acting in Concert, may purchase more than $250,000 of the Common Stock offered in the Stock Offering except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the Stock Offering and contributed to the Foundation, provided that the total number of shares purchased by Persons, their Associates and those Persons with whom they are Acting in Concert, to the extent such purchases exceed 5% of the shares sold in the Stock Offering and contributed to the Foundation, may not exceed, in the aggregate, 10% (or such higher percentage as may be determined by the Board of Directors of the Bank with the approval of the Bank Regulators) of the total number of the shares sold in the Offering and contributed to the Foundation; (ii) the Tax-Qualified Employee Plans may purchase, in the aggregate, up to 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering; and (iii) for purposes of this subsection 12.B, shares to be held by any Tax-Qualified Employee Plan and attributable to a Person will not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

C.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, may not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company or 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering.

D.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans and any one or more Non-Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, may not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company or 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering; provided, however, if the Holding Company tangible capital ratio equals at least 10% at the time of implementation of the plans, the Tax-Qualified and Non-Tax Qualified Employee Plans may purchase in the aggregate up to 5.88% of the outstanding shares of Common Stock or stockholders’ equity of the Holding Company at the conclusion of the Stock Offering.

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E.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more restricted stock plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, may not exceed 1.47% of the outstanding shares of Holding Company Common Stock or 1.47% of the Holding Company’s stockholders’ equity at the conclusion of the Stock Offering; provided, however, if the Holding Company tangible capital ratio equals at least 10% at the time of implementation of the plans, any restricted stock plans may purchase in the aggregate up to 1.96% of the outstanding shares of Common Stock or stockholders’ equity of the Holding Company at the conclusion of the Stock Offering.

F.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by one or more stock option plans, exclusive of any Common Stock acquired by such plans in the secondary market, may not exceed 4.9% of the outstanding shares of Holding Company Common Stock or stockholders’ equity of the Holding Company at the conclusion of the Stock Offering.

G.	The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all stock option plans and restricted stock plans or acquired by all Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, may not exceed 25% (or such higher percentage as may be set by the Board of Directors with the approval of the Bank Regulators) of the outstanding shares of Common Stock or 25% of the stockholders’ equity of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such persons will not be counted.

H.	The amount of common stock that may be encompassed under all stock option plans and restricted stock plans of the Holding Company may not exceed, in the aggregate, 25% of the outstanding shares of Common Stock of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering.

I.	Notwithstanding any other provision of this Plan, no Person will be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

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J.	The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Board of Directors of the Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

K.	A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement will be reduced to such number of shares which when multiplied by the price per share will not exceed $500, as determined by the Board.

Subscription rights afforded by this Plan and by Bank Regulator requirements are non-transferable. No Person may transfer, offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights under this Plan. No Person may transfer, offer to transfer or enter into an agreement or understanding to transfer legal or beneficial ownership of any shares of Common Stock except pursuant to this Plan.

Each Person purchasing Common Stock in the Stock Offering will be deemed to confirm that such purchase does not conflict with the purchase limitations in the Plan. All questions concerning whether any Persons are Associates or a group Acting in Concert or whether any purchase conflicts with the purchase limitations in this Plan or otherwise violates any provisions of this Plan shall be determined by the Bank in its sole discretion. Such determination shall be conclusive, final and binding on all Persons, and the Bank may take any remedial action including, without limitation, rejecting the purchase or referring the matter to the Bank Regulators for action, as the Bank may in its sole discretion consider appropriate.

13.	Payment for Common Stock

All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank or an agent of the Bank, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or before the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the Employee Plans subscribe for shares of Common Stock during the Subscription Offering, such plans may pay for such shares upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to the ESOP provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirements.

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Payment for Common Stock must be made by either a personal check, a bank draft or a money order or, if a purchaser has a Deposit Account, the purchaser’s authorization of withdrawal from the purchaser’s Deposit Account in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, will be without any premature withdrawal penalty. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate will be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the Bank’s passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Bank Regulators) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share set forth in the Order Form. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.

Subscription funds received before the completion of the Stock Offering will be held in a segregated deposit account at the Bank or, in the Bank’s discretion, at another federally insured depository institution. The Bank will pay interest on subscription funds made by personal check, bank draft or money order at a rate no less than the Bank’s passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If, for any reason, the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, such amounts will be refunded by canceling the authorization for withdrawal.

14.	Manner of Exercising Subscription Rights Through Order Forms

As soon as practicable after the prospectus prepared by the Holding Company has been declared effective by the SEC, and the Bank Regulators have approved the Reorganization and Stock Offering, copies of the prospectus and Order Forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders and the Tax-Qualified Employee Plans at their last known addresses appearing on the records of the Bank to subscribe for shares of Common Stock in the Subscription Offering, and will be made available for use by those other persons to whom a prospectus is delivered.

Each Order Form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

A.	A specified date by which all Order Forms must be received by the Bank, which date will be not less than 20, nor more than 45, days following the date on which the Order Forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

B.	The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

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C.	A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.	Instructions as to how the recipient of the Order Form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.	An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus before the execution of the Order Form;

F.	A statement indicating the consequences of failing to properly complete and return the Order Form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed Order Form, together with a personal check, bank draft or money order in the full amount of the purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank);

G.	A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank; and

H.	Certain legends stating that subscription rights may not be transferred and the shares of the Common Stock are not deposits and are not insured or guaranteed by the federal government, and a certification stating that the subscriber is purchasing the shares for his or her own account.

The Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimiled Order Forms.

15.	Undelivered, Defective or Late Order Form; Insufficient Payment

If an Order Form (a) is not delivered and is returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) is not received back by the Bank or is received by the Bank after the expiration date specified thereon, (c) is defectively completed or executed, (d) is not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) is not mailed pursuant to a “no mail” order placed in effect by the account holder, then, in each case, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, that the Bank may, but is not required to, waive any immaterial irregularity on any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

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16.	Completion of the Stock Offering

The Stock Offering will terminate if not completed within 90 days from the date on which the Department and Federal Reserve approve the Plan, unless the Department or Federal Reserve approves an extension.

17.	Market for Common Stock

Upon completion of the Stock Offering, the Holding Company will use its best efforts to:

(i)	encourage and assist a Market Maker to establish and maintain a market for that class of stock; and

(ii)	list that class of stock on a national or regional securities exchange, or on the Nasdaq quotation system.

18.	Stock Purchases by Management Persons After the Stock Offering

For a period of three years after the consummation of the Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the Bank Regulators, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC. The foregoing will not apply to purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan even if such stock is attributable to Management Persons or their Associates.

19.	Resales of Stock by Directors and Officers

Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death or judicial declaration of incompetency of a Management Person or an Associate. Each certificate will bear a legend giving appropriate notice of this restriction. Appropriate instructions will be issued to the Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, will be subject to the same restrictions as apply to the restricted stock.

20.	Restriction on Financing Stock Purchases

The Holding Company and the Bank will not loan funds to any Person to purchase Common Stock in the Stock Offering, and will not knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any Affiliate.

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21.	Stock Benefit Plans

A.          The Holding Company and the Bank are authorized to implement Tax-Qualified Employee Plans in connection with the Reorganization and Stock Offering, and this Plan authorizes one or more existing as well as new Tax-Qualified Employee Plans including, without limitation, the ESOP, to purchase a number of shares equal to up to 4.9% of the Holding Company’s outstanding shares of Common Stock upon completion of the Stock Offering. Such purchases may be made in the Stock Offering or purchased by the Holding Company thereafter in the open market.

B.          The Holding Company and the Bank also are authorized to adopt stock option plans, restricted stock plans, and other Non-Tax-Qualified Employee Plans no sooner than six months after the completion of the Reorganization and Stock Offering, and the Holding Company intends to implement such plans for the benefit of employees, officers and directors of the Bank or Holding Company after the completion of the Reorganization and Stock Offering, subject to any necessary stockholder approvals. This Plan specifically authorizes the grant and issuance by the Holding Company, no earlier than six months after the completion of the Stock Offering, of (i) awards of Common Stock pursuant to one or more stock recognition and award plans (“Recognition Plans”) in an amount equal to up to 1.96% of the number of shares of Common Stock issued in the Stock Offering (and in a greater amount if the Recognition Plans are adopted more than one year after the completion of the Stock Offering), and (ii) options to purchase a number of shares of Common Stock in an amount equal to up to 4.9% of the outstanding shares of Common Stock of the Holding Company upon completion of the Stock Offering.

22.	Post-Reorganization Filing and Market Making

There may be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock indefinitely. Upon completion of the Stock Offering, the Holding Company will register the Common Stock with the SEC pursuant to the Exchange Act, and will undertake not to deregister the Common Stock for a period of three years thereafter.

23.	Payment of Dividends and Repurchase of Stock

The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would reduce the regulatory capital of the Holding Company to a level below any applicable regulatory capital requirement. Otherwise, the Holding Company may declare dividends or make other capital distributions subject to compliance with any applicable Regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock so long as such repurchases do not reduce the regulatory capital of the Holding Company to a level below any applicable regulatory capital requirement. The Holding Company will comply with any applicable laws and regulations in connection with the repurchase of any shares of its Common Stock following completion of the Stock Offering. The MHC may from time to time purchase Common Stock of the Holding Company, subject to compliance with any applicable Regulations. Subject to any notice or approval requirements of the Federal Reserve, the MHC may waive its right to receive dividends declared by the Holding Company.

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24.	Contribution to the Foundation

As part of the Reorganization, the Holding Company and the Bank intend to donate shares of Common Stock and cash to the Foundation, in such amounts, subject to regulatory limits, as approved by the Boards of Directors of the Bank and Holding Company. This contribution to the Foundation is intended to enhance the Bank’s existing community reinvestment activities, and to share with the communities in which the Bank conducts its business a part of the Bank’s financial success as a community oriented financial services institution. The contribution of Common Stock to the Foundation may further this goal as it may enable the community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The Foundation is dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and to maintain its qualification under Code Section 501(c)(3), the Foundation may sell, on an annual basis, a portion of the Foundation Shares.

For a period of five years following the Reorganization, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Holding Company and the Bank, who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director must be a person who is also a member of the Board of Directors of the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation, including a conflicts of interest policy, consistent with the stated purposes of the Foundation.

The contribution to the Foundation as part of the Reorganization must be approved by a majority of the total number of votes eligible to be cast by Voting Depositors. The decision to proceed with the formation and/or grant of Common Stock and/or cash to the Foundation will be at the sole discretion of the Boards of Directors of the Bank and Holding Company.

25.	Reorganization and Stock Offering Expenses

In accordance with the regulations of the FDIC and the Department, the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

26.	Employment and Other Severance Agreements

Prior to, concurrently with or following the completion of the Stock Offering, the Bank and/or the Holding Company may enter into, or amend existing, employment and/or severance arrangements with one or more executive officers of the Bank and/or the Holding Company. The Bank and/or the Holding Company also may enter into severance arrangements with one or more executive officers, which provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Holding Company. The material terms of such employment and severance arrangements, if implemented, would be described in the prospectus circulated in connection with the Stock Offering and would be subject to and comply with all applicable Regulations of the Bank Regulators.

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27.	Residents of Foreign Countries and Certain States

The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or resides in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

28.	Interpretation

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank will be final, subject to the authority of the Bank Regulators.

29.	Amendment or Termination of the Plan

If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Board of Directors of the Bank and the Board of Trustees of the MHC at the discretion of such Boards or as a result of comments received from the Bank Regulators, at any time before the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Depositors. At any time after the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Depositors, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Trustees of the MHC and the Board of Directors of the Bank only with the concurrence of the Bank Regulators. The terms of the Plan relating to the Stock Offering, including, without limitation, Sections 8 through 28, may be amended by a majority vote of the Board of Directors of the Bank as a result of comments received from the Bank Regulators, or for any other reason, at any time before the approval of the Plan by the Bank Regulators, and at any time thereafter with the concurrence of the Bank Regulators. The Plan may be terminated by a majority vote of the Board of Trustees of the MHC and Board of Directors of the Bank at any time before the earlier of the approval of the Plan by the Bank Regulators and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Trustees of the MHC and a majority vote of the Board of Directors of the Bank at any time thereafter with the concurrence of the Bank Regulators. In its discretion, the Board of Trustees of the MHC and the Board of Directors of the Bank may modify or terminate the Plan upon the order of the Bank Regulators without a resolicitation of proxies or another meeting of the Depositors; however, any material amendment of the terms of the Plan which occur after the Special Meeting will require a resolicitation of Depositors. Failure of the Voting Depositors to approve the Plan will terminate the Plan. This Plan will terminate if the Reorganization and Stock Offering are not completed within 24 months from the date upon which the Superintendent approves the Plan.

25

EXHIBIT A

Articles of Incorporation and Bylaws of the Holding Company